EXHIBIT 99.1

Financial Contact:     James S. Gulmi (615) 367-8325
Media Contact:    Claire S. McCall (615) 367-8283

JOANNA BARSH JOINS GENESCO BOARD OF DIRECTORS

 NASHVILLE, Tenn., Nov. 11, 2013 -- Genesco Inc. (NYSE: GCO) announced today that Joanna Barsh has been appointed to its board of directors. Ms. Barsh became a director emeritus of McKinsey & Company, a global management consulting firm, in March 2013, after more than 30 years with the firm, where she had been a senior partner since 1994. She also serves as a trustee of Sesame Workshop, chairing its personnel and compensation committee, and as a commissioner on the New York City Commission on Women's Issues.

At McKinsey, Ms. Barsh has counseled clients in the retail, consumer products, direct selling, private equity, and media sectors on strategic and operational issues, and has held leadership positions on the firm's partner personnel committees and in its Strategy and Organization practices. She has earned international recognition for her work in advancing women leaders, and is the author of the business best-seller, How Remarkable Women Lead. Her latest book, Centered Leadership, is scheduled for publication by Crown Business in March 2014.

Genesco Chairman, President and Chief Executive Officer Robert J. Dennis said, "We are excited to welcome Joanna Barsh to Genesco's board. The expertise she has gained through more than three decades of helping management teams and boards identify market opportunities and chart and implement strategies will provide valuable insights to Genesco's board and management."

About Genesco Inc.

Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear, sports apparel and accessories in more than 2,480 retail stores throughout the U.S., Canada, the United Kingdom and the Republic of Ireland, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Underground by Journeys, Schuh, Lids, Locker Room by Lids, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.undergroundbyjourneys.com, www.schuh.co.uk, www.johnstonmurphy.com, www.lids.com, www.lids.ca, www.lidslockerroom.com, www.lidsteamsports.com, www.lidsclubhouse.com, www.suregripfootwear.com and www.dockersshoes.com. In addition, the Company sells wholesale footwear under its Johnston & Murphy brand, the licensed Dockers brand, SureGrip, and other brands, and operates the Lids Team Sports team dealer business. For more information on Genesco and its operating divisions, please visit www.genesco.com.